Exhibit (a)(6)

STEWARD FUNDS, INC.

ARTICLES SUPPLEMENTARY

STEWARD FUNDS, INC., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting held November 30, 2007, adopted resolutions to rename three series of the Corporation, to add an additional class of Common Shares to one renamed series of its Common Shares and to name the resulting two classes of Common Shares, and to reallocate its total authorized but unissued Common Shares so as to decrease the authorized Common Shares allocated to certain classes and to increase authorized Common Shares allocated to other classes, as indicated below, such changes to be effective March 31, 2008. The renaming of series is as follows:

Name Prior to Change	Name as Changed

Capstone Government Income Fund	Steward Global Equity Income Fund
Steward International Equity Fund	Steward International Enhanced Index Fund
Steward Domestic All-Cap Equity Fund	Steward Large Cap Enhanced Index Fund

An additional class of Common Shares is being added to Steward Global Equity Income Fund and the names of the classes are as follows:

Steward Global Equity Income Fund (formerly, Capstone Government Income Fund) - initial class of Common Shares (not previously named) is named "Individual Class"; the additional class of Common Shares is named "Institutional Class".

SECOND: Pursuant to the Corporation's Articles of Incorporation dated May 11, 1992, as amended and supplemented to date, as of immediately prior to such renaming of series, addition of class and naming of classes, and reallocation of authorized but unissued Common Shares, the total number of Common Shares of all series and classes that the Corporation was authorized to issue was two hundred million (200,000,000), par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation

Capstone Government Income Fund	1,000,000 (all of one class)

Individual Class	Institutional Class

Steward Select Bond Fund	15,000,000	20,000,000
Steward International Equity Fund	15,000,000	20,000,000
Steward Domestic All-Cap Equity Fund	15,000,000	20,000,000
Steward Multi-Manager Equity Fund	20,000,000	40,000,000
Steward Short-Term Select Bond Fund	14,000,000	20,000,000

THIRD: As of immediately subsequent to such renaming of series, addition of class and naming of classes, and reallocation of authorized but unissued Common Shares, effective March 31, 2008, the total number of Common Shares of all series and classes that the Corporation is authorized to issue is two hundred million (200,000,000) shares of Common Shares, par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation

Individual Class	Institutional Class
Steward Global Equity Income Fund	7,500,000	37,500,000
Steward Select Bond Fund	7,500,000	37,500,000
Steward International Enhanced Index Fund	7,500,000	37,500,000
Steward Large Cap Enhanced Index Fund	7,500,000	37,500,000
Steward Multi-Manager Equity Fund	45,000	19,000,000
Steward Short-Term Select Bond Fund	5,000	950,000

FOURTH: The decrease of authorized but unissued shares of certain classes of the Corporation and the increase of authorized but unissued shares of other classes pursuant to these Articles Supplementary has been ordered by the Board of Directors under the authority contained in the charter of the Corporation and in accordance with Section 2-105(c) of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended. The changes of names of series and naming of classes have been ordered by the Board of Directors without action by the Corporation's shareholders, under the authority contained in Article 2-605(a) of the Maryland General Corporation Law.

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares of stock described in Article THIRD hereof shall be as set forth in the Corporation's Articles of Incorporation, as amended, and shall be subject to all provisions of such Articles of Incorporation relating to shares of the Corporation generally, including those set forth in Article 5.5 of such Articles of Incorporation.

The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Edward L. Jaroski, and attested to by its Secretary, Richard A. Nunn, on the 26th day of March, 2008.

ATTEST:	STEWARD FUNDS, INC.

/s/ Richard A. Nunn	By: /s/ Edward L. Jaroski	(SEAL)
Richard A. Nunn	Edward L. Jaroski
Secretary	President